Filed Pursuant to Rule 433
Dated March 9, 2006
Registration No. 333-116600
PURCHASE AGREEMENT
Targeted Genetics Corporation
1100 Olive Way; Suite 100
Seattle, WA 98101
Ladies and Gentlemen:
     The undersigned, (the “Investor”), hereby confirms and agrees with you as follows:
     1. This Purchase Agreement (the “Agreement”) is made as of March 9, 2006 between Targeted Genetics Corporation, a Washington corporation (the “Company”), and the Investor.
     2. As of the Closing (as defined below) and subject to the terms and conditions hereof, the Company and the Investor agree that the Investor will purchase from the Company and the Company will issue and sell to the Investor ___ shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (“Common Stock”), for a purchase price of $0.39 per share, or an aggregate purchase price of $___. The Investor acknowledges that the offering of the Shares is not a firm commitment underwriting and that there is no minimum offering amount. Investor acknowledges and agrees that the Company shall have no obligation to issue or sell any Shares to the Investor until the Company accepts this Agreement by executing and delivering to the Investor a counterpart to this Agreement.
     3. The completion of the purchase and sale of the Shares shall occur at a closing (the “Closing”) which is expected to occur on or about March 10, 2006. After the execution of this Agreement by the Investor, the Investor shall remit to the Company by wire transfer to the account designated by the Company in this Agreement the amount of funds equal to the aggregate purchase price of the Shares. Unless otherwise requested by the Investor and agreed to by the Company, the Shares purchased by the Investor will be delivered by electronic book-entry at The Depository Trust Company (“DTC”), registered in the Investor’s name and address as set forth below, and will be released by Mellon Shareholder Services, the Company’s transfer agent (the “Transfer Agent”), to the Investor at the Closing. After the execution of this Agreement by the Investor, the Investor shall direct the broker-dealer at which the account or accounts to be credited with the Shares are maintained to set up a deposit/withdrawal at custodian (“DWAC”) instructing the Transfer Agent to credit such account or accounts with the Shares.
     4. The offering and sale of the Shares (the “Offering”) are being made pursuant to an effective shelf registration statement on Form S-3 (No. 333-116600) (including the Prospectus contained therein (the “Base Prospectus”) and the exhibits thereto and the documents incorporated therein by reference, the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) on June 17, 2004 which became effective on July 7, 2004, and, if applicable, certain preliminary prospectuses or “free writing prospectuses” (as that term is defined in Rule 405 under the Securities Act of 1933, as amended, (the “Act”)), that have or will be filed with the Commission and delivered to the Investor on or prior to the date hereof (the “Time of Sale Prospectus”), and a Prospectus Supplement (the “Prospectus Supplement”, and collectively with the Base Prospectus and any Time of Sale Prospectus, the “Prospectus”) containing certain supplemental information regarding the Shares and terms of the Offering that will be filed with the Commission pursuant to Rule 424(b). The Investor acknowledges that the Company intends to enter into purchase agreements in substantially the same form as this Agreement with certain other investors and intends to offer and sell up to 12,791,611 shares of Common Stock pursuant to the Registration Statement and Prospectus.
     5. Once this Agreement has been accepted and agreed to by the Company, the Company’s obligations to issue and sell the Shares to the Investor shall be subject to the accuracy of the representations and warranties made by the Investor and the fulfillment of those undertakings of the Investor to be fulfilled prior to the Closing. The obligations of each of the Company and the Investor hereunder shall be subject to the condition that there is no stop order suspending the effectiveness of the Registration Statement, or any post-effective amendment to the Registration Statement, in effect, and that no proceedings for such purpose have been instituted or threatened by the Commission.

     6. The Company hereby makes the following representations, warranties and covenants to the Investor:
          (a) The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Company. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against the Company in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The Shares have been duly and validly authorized by the Company and, when the Shares, are issued and delivered against payment therefor as provided herein, the Shares will be duly and validly issued, fully paid and non-assessable.
          (b) The Company (i) may, after the closing of trading on the Nasdaq Stock Market on the date hereof or before the opening of trading on the Nasdaq Stock Market on the next trading day after the date hereof, issue a press release, disclosing all material aspects of the transactions contemplated hereby and (ii) shall make such other filings and notices in the manner and time required by the Commission with the respect to the transaction contemplated hereby. The Company shall not identify the Investor by name in any press release or public filing, or otherwise publicly disclose the Investor’s name, without the Investor’s prior, written consent, unless required by law or the rules and regulations of any self-regulatory organization which the Company or its securities are subject.
          (c) Reference is made to the disclosure contained in the Prospectus (including the risk factors included and incorporated by reference therein), however, if the Company receives gross proceeds in the Offering of at least $4.8 million, the Company does not expect to receive a “going concern” qualification in the auditor’s opinion relating to its fiscal 2005 audit, however, this decision is the decision of the auditors, and is outside the Company’s control.
     7. The Investor hereby makes the following representations, warranties and covenants to the Company:
          (a) The Investor confirms receipt of the final Base Prospectus dated July 7, 2004 has been delivered or otherwise made available to the Investor for its review prior to or in connection with the receipt of this Agreement. The Investor acknowledges that the Prospectus Supplement and, if applicable, the Time of Sale Prospectus will be delivered, or otherwise made available to the Investor before this Agreement will be executed and delivered by the Investor and before this Agreement is deemed to be effective. The Investor confirms that it has had full access to the Prospectus and the information incorporated by reference therein. The Investor is an “accredited investor” within the meaning of Rule 501(a)(1), (2) or (3) under the Act. The Investor is knowledgeable, sophisticated and experienced in making, and is qualified to make, decisions with respect to investments in shares representing an investment decision like that involved in the purchase of the Shares. The Investor is purchasing the Shares for the Investor’s own account for investment purposes only and not with a view to or for sale in connection with any distribution thereof. The Investor acknowledges that in connection with its decision to purchase the Shares, it has relied only upon the Prospectus and the documents incorporated by reference therein, and the representations and warranties of the Company contained herein.
          (b) The Investor acknowledges, represents and agrees that no action has been or will be taken in any jurisdiction outside the United States by the Company that would permit an offering of the Shares, or possession or distribution of offering materials in connection with the issue of the Shares in any jurisdiction outside the United States where action for that purpose is required. If the Investor resides outside the United States, Investor will comply with all applicable laws and regulations in each foreign jurisdiction in which it purchases, offers, sells or delivers the Shares or has in its possession or distributes any offering material, in all cases at its own expense.
          (c) From and after obtaining knowledge of the sale of the Shares contemplated hereby, such Investor has not taken, and prior to the public announcement of the transaction such Investor shall not take, any action that has caused or will cause such Investor to have, directly or indirectly, sold or agreed to sell any Common Stock, effected any short sale, whether or not against the box, established any “put equivalent position” (as defined in Rule 16a-1(h) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with respect to the Common Stock, granted any other right (including, without limitation, any put or call option) with respect to the Common Stock or with respect to any security that includes, relates to or derives any significant part of its value from the Common Stock, whether or not, directly or indirectly, in order to hedge its position in the Shares.
          (d) The Investor shall not issue any press release or make any other public announcement relating to this Agreement unless (i) the content thereof is mutually agreed to by the Company and the Investor or (ii) the Investor is advised by its counsel that such press release or public announcement is required by law.
          (e) The Investor has the requisite power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder. The execution and delivery of this Agreement by the Investor and the consummation by it of the transactions contemplated hereunder have been duly authorized by all necessary action on the part of the Investor. This Agreement has been duly executed by the Investor and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Investor enforceable against the Investor in accordance with its terms, except as may be limited by any bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity.
          (f) The Investor understands that nothing in this Agreement or any other materials presented to the Investor in connection with the purchase or sale of the Shares constitutes legal, tax or investment advice. The Investor has consulted such legal, tax or investment advisors as it, in its sole discretion, deems necessary or appropriate in connection with its purchase of the Shares.
          (g) The Investor represents that, except as set forth below, (a) it has had no position, office or other material relationship within the past three years with the Company or persons known to it to be affiliates of the Company, (b) neither it, nor any group of which it is a member or to which it is related, beneficially owns (including the right to acquire or vote) any securities of the Company, and (c) it is not a, and it has no direct or indirect affiliation or association with any, NASD member as of the date hereof. Exceptions:

(If no exception noted, then deemed to be “None”)
     8. Notwithstanding any investigation made by any party to this Agreement, all covenants, agreements, representations and warranties made by the Company and the Investor herein shall survive the execution of this Agreement, the delivery to such Investor of the Shares being purchased and the payment therefor.
     9. This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Washington, without giving effect to the principles of conflicts of law.
     10. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but all of which, when taken together, shall constitute but one instrument, and shall become effective when one or more counterparts have been signed by each party hereto and delivered to the other parties.
The Company has filed a registration statement (Registration No. 333-116600, including the Base Prospectus) with the Commission for the Offering to which this communication relates. Before you invest, you should read the Base Prospectus in that registration statement and other documents the Company has filed with the Commission for more complete information about the Company and this Offering. You may get these documents for free by visiting EDGAR on the Commission’s web site at www.sec.gov. Alternatively, the Company will arrange to send you the Base Prospectus if you request it by calling (206) 521-7362.
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     Please confirm that the foregoing correctly sets forth the agreement between us by signing in the space provided below for that purpose.

Name of Investor:

By:

Print Name:

Title:

Address:

Tax ID No.:

Contact Name:

Telephone:
Name in which book-entry should be made (if different):

Broker:

Broker Contact Name:

Broker Phone Number:

Broker Fax:

Broker Email:

DTC Account Number:

AGREED AND ACCEPTED:
TARGETED GENETICS CORPORATION
a Washington corporation

By:
Name:
Title:

Targeted Genetics Corporation hereby directs that the purchase price for the Shares of common stock being sold to the Investor pursuant to this Agreement be wired to the following account:
Bank:
ABA#
Credit to:
Account No.:
Re: